EXHIBIT 99.2


                                        THE KEITH COMPANIES | TKC


NEWS RELEASE FOR MARCH 1, 2002 AT 7:30 AM EST

Contact:
The Keith Companies, Inc.                      Allen & Caron, Inc
Aram Keith                                     Lynn Johnson (investors), or
CEO & Chairman of the Board                    LYNN@ALLENCARON.COM
2955 Red Hill Ave.                             Matt Clawson
Costa Mesa, CA 92626                           MATT@ALLENCARON.COM
(714) 668-7001                                 (949) 474-4300
(714) 668-7026 Fax
WWW.KEITHCO.COM
Contact:  Aram Keith, CEO



                  THE KEITH COMPANIES ACQUIRES MICHIGAN BASED
               PUBLIC WORKS/INFRASTRUCTURE FIRM ALNM GROUP, INC.


COSTA MESA, CA (March 1, 2002) . . . The Keith Companies, Inc. (Nasdaq:TKCI), an engineering and consulting services company, today announced that as part of its continuing acquisition strategy to expand the Company's areas of coverage and services, it has acquired Ann Arbor, Michigan based ALNM Group, Inc. and its wholly-owned subsidiaries including Ayres, Lewis, Norris, and May, Inc., collectively "ALNM." The Company previously announced the signing of the purchase agreement for ALNM on February 11, 2002. ALNM operates out of five locations across Michigan, including Detroit, Canton, Fenton, Muskegon, and its Ann Arbor headquarters. ALNM is a diversified full service consulting engineering firm specializing in government services, with expertise in environmental, civil, mechanical and electrical engineering as well as planning and surveying.

        The stock purchase agreement included purchasing ALNM for an undisclosed amount of cash and stock. This acquisition, which closed on February 28, 2002, is the third strategic acquisition completed by The Keith Companies since the completion of its secondary stock offering in May 2001 and brings its total acquisitions since its initial public offering in July 1999 to six.

        ALNM has a strong history and reputation, providing engineering services in Michigan under the Ayres, Lewis, Norris, and May name for over 70 years. The firm also operates in the state of Ohio. ALNM's primary clients include public utilities, municipalities, hospitals, and other institutions.

        "ALNM provides a great opportunity for us," stated Aram H. Keith, The Keith Companies' Chairman and CEO. "We now have a significant presence in the Midwest. The acquisition and combining of our two firms provides us with a springboard from which to continue our growth and diversification plan into the Midwest. It also allows us to promote special expertise of ALNM including water system security and building mechanical and electrical systems design in our other offices. ALNM also increases the percentage of our work in the public works/infrastructure segment significantly."

        ALNM will continue to operate from its main offices and the senior management and prior owners of ALNM will remain active in the leadership and day-to-day operations. ALNM adds a total of approximately 116 employees and professionals bringing the employee total to approximately 850 for the company.

ABOUT THE KEITH COMPANIES
        The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company with offices located throughout the Western and Midwestern United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources, that are needed to effectively plan, engineer, and design state-of-the-art private and public facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's web-site at WWW.KEITHCO.COM.

        Certain statements in this news release may include forward-looking statements that express our expectation, prediction, belief, or projection. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of The Keith Companies to be materially and adversely different from any future results, performance, or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: changes in the rate of economic growth in the United States, especially in the West and Midwest and in other major international economies, increasing competition by foreign and domestic companies, a downturn in the real estate market, our failure to accurately estimate costs on fixed price contracts or contracts with not-to-exceed provisions, the uncertain timing of awards and contracts, our ability to sustain our growth and profitability, our ability to implement our acquisition strategy and to integrate ALNM and other acquired companies timely and cost-effectively, the ability to maintain ALNM and other acquired companies profit margins and/or client bases, outcomes of pending and future litigation, the ongoing financing of public works and infrastructure enhancements and refurbishment, our ability to attract and retain employees, the short- and long-term impact of terrorist activities and resulting political and military policies, and other factors as are described in the company's filings with the Securities and Exchange Commission.